Delisting Determination, The Nasdaq Stock Market, LLC, August 5, 2025 Ocean Biomedical, Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of Ocean Biomedical, Inc. effective at the opening of the trading session on August 18, 2025. Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5250(c)(1).The Company was notified of the Staff determination on October 16, 2024.
On October 22, 2025 the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings
Panel (Panel) pursuant to Listing Rule 5815. On December 16, 2024 the hearing was held. On January 3, 2025 the Panel reached a decision and a decision letter was issued. On January 7, 2025
Staff issued an Additional Staff Delist Determination Letter because the Company was in violation of Listing Rule 5620(a).
On April 22, 2025 the Panel reached a decision and decided to suspend the Company from the Exchange. The Company securities were suspended on April 24, 2025. The Staff determination to delist the Company security became final on July 18, 2025.